PROSPECTUS SUPPLEMENT NO. 3	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated November 10, 2021)	Registration No. 333-260693

125,952,180 Shares of Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated November 10, 2021 (as supplemented from time to time, the “Prospectus”), with the information contained in the Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on November 22, 2021 (the “Form 8-K”), other than the information which was furnished and not filed with the SEC. Accordingly, we have attached the Form 8-K to this prospectus supplement. The Prospectus relates to the resale from time to time by the selling stockholders named in the Prospectus or their permitted transferees (the “Selling Stockholders”) of: (i) 100,952,180 shares of Common Stock consisting of (a) 86,477,462 shares of Common Stock beneficially owned by certain former stockholders of ESS Subsidiary Tech, Inc. (formerly known as ESS Tech, Inc.) (“Legacy ESS” and such shares, the “Legacy ESS Shares”), (b) up to 13,638,114 shares of Common Stock which are issuable to certain former stockholders of Legacy ESS upon the achievement of certain trading price targets for our Common Stock (the “Earnout Stock”), (c) up to 824,998 shares underlying restricted stock units issued to certain Legacy ESS stockholders and (d) 11,606 shares of restricted Common Stock held by Legacy ESS securityholders that were issued pursuant to the exercise of options issued pursuant to the ESS 2014 Equity Incentive Plan that were assumed by us pursuant to the Merger Agreement (together with the Earnout Stock, the shares underlying the restricted stock units and the Legacy ESS Shares, the “Affiliated Shares”); and (ii) 25,000,000 shares of Common Stock purchased at Closing by a number of subscribers pursuant to separate PIPE Subscription Agreements.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock is listed on The New York Stock Exchange (“NYSE”) under the symbol “GWH” and the warrants to purchase shares of our Common Stock that are publicly traded on NYSE under the ticker symbol “GWH.W”, exercisable for one share of Common Stock at a price of $11.50 per share, subject to adjustments (the “Public Warrants”), are listed on NYSE under the symbol “GWH.W”. On November 19, 2021, the last quoted sale price for our Common Stock as reported on NYSE was $15.05 per share and the last quoted sale price for our Public Warrants as reported on NYSE was $3.79 per warrant.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 5 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 22, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 22, 2021

ESS TECH, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39525	98-1550150
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

26440 SW Parkway Ave., Bldg. 83 Wilsonville, Oregon
97070
(Address of principal executive offices)	(Zip code)

(855) 423-9920

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	GWH	The New York Stock Exchange
Warrants, each whole warrant exercisable for one share of common stock at an exercise price of $11.50	GWH.W	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02	Results of Operations and Financial Condition

The information set forth under Item 4.02 is incorporated into this Item 2.02 by reference.

Item 4.01	Changes in Registrant’s Certifying Accountant

On October 28, 2021, ESS Tech, Inc. (“ESS” or the “Company”, f/k/a ACON S2 Acquisition Corp., or “STWO”) filed a Current Repot on Form 8-K stating that Marcum, LLP (“Marcum”), the Company’s independent registered public accounting firm, would be dismissed following its review of the Company’s quarter ended September 30, 2021, which consists only of the accounts of the pre-business combination special purpose acquisition company. Marcum will now remain engaged by the Company to effect the restatement for the Affected Period, as discussed below.

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

The management of ESS has re-evaluated the Company’s application of ASC 480-10-S99-3A to its accounting classification of the redeemable shares of Class A Ordinary Shares, par value $0.0001 per share (the “Class A Ordinary Shares”), issued as part of the units sold in STWO’s initial public offering (the “IPO”) on September 21, 2020. Historically, a portion of the Class A Ordinary Shares was classified as permanent equity to maintain net tangible assets greater than $5,000,000 on the basis that STWO would consummate its initial business combination only if it had net tangible assets of at least $5,000,001. Pursuant to such re-evaluation, the Company’s management has determined that the Class A Ordinary Shares include certain provisions that require classification of the Class A Ordinary Shares as temporary equity regardless of the minimum net tangible assets required to complete STWO’s initial business combination.

Marcum was the independent registered public accounting firm during the Affected Period (as defined below) and for the life of STWO, which consummated a business combination with ESS Tech Subsidiary, Inc. (“Legacy ESS”) on October 8, 2021, pursuant to that certain Agreement and Plan of Merger dated May 6, 2021, by and among STWO, SCharge Merger Sub, Inc. and Legacy ESS.

Therefore, on November 22, 2021, the Company’s management and the Audit Committee of the Board of Directors of the Company (the “Audit Committee”), after consultation with Marcum, concluded that STWO’s previously issued (i) audited balance sheet as of September 21, 2020, as previously restated, as reported in the Current Report on Form 8-K filed on September 25, 2020, (ii) audited financial statements as of December 31, 2020, and for the period from July 21, 2020 (inception) to December 31, 2020, as previously restated, as reported in the Annual Report on Form 10-K/A filed on May 24, 2021, (iii) unaudited interim financial statements as of September 30, 2020, and for the period from July 21, 2020 (inception) through September 30, 2020 as previously restated, as reported in Quarterly Report on Form 10-Q filed on November 16, 2020, (iv) unaudited interim financial statements as of March 31, 2021, and for the period from January 1, 2021 through March 31, 2021, as reported in Quarterly Report on Form 10-Q filed on May 24, 2021, and (v) unaudited interim financial statements as of June 30, 2021, and for the period from April 1, 2021 through June 30, 2021, as reported in Quarterly Report on Form 10-Q filed on May 24, 2021, (the “Affected Period”) should no longer be relied upon and should be restated to report Class A Ordinary Shares as liabilities, restate the statement of changes in shareholders’ equity and restate EPS to allocate income and losses pro rata between the two classes of shares outstanding. Similarly, Report of Independent Registered Public Accounting Firm dated March 31, 2021, except for the effects of the restatement discussed in Note 2, as to which date is May 24, 2021, on the financial statements as of December 31, 2020 and for the period from July 21, 2020 (date of inception) through December 31, 2020, Report of Independent Registered Public Accounting Firm dated September 25, 2020 on the balance sheet as of September 21, 2020, and the registration statements, shareholder communications, investor presentations or other communications describing relevant portions of STWO’s financial statements for these periods should no longer be relied upon. As such, the Company will restate its audited financial statements as of December 31, 2020, and for the period from July 21, 2020 to December 31, 2020, and amend its Form 10-K/A as previously filed on May 24, 2021.

The historical financial statements of Legacy ESS are not affected by the above changes.

The Company’s management has concluded that in light of the classification error described above, a material weakness exists in the Company’s internal control over financial reporting and that the Company’s disclosure controls and procedures were not effective.

The Audit Committee and the Company’s management have discussed the matters disclosed in this Item 4.02(a) with Marcum.

Forward-Looking Statements

Certain statements included in this Current Report on Form 8-K, which are not historical facts, are forward-looking statements, including statements about the Restatement on the Company’s previously issued financial statements and the filing of amended filings to reflect the Restatement. Such forward-looking statements speak only as of the date of this Current Report. These forward-looking statements are based on management’s current expectations, assumptions and beliefs regarding future events and are based on currently available information as to the outcome and timing of future events, certain of which are beyond the Company’s control, and actual results may differ materially depending on a variety of important factors. These factors include, but are not limited to, the discovery of additional information relevant to the Affected Period, higher than expected charges after completing the Restatement process, and delays in filing amended filings for the Affected Period due to the Company’s efforts to complete the Restatement and respond to U.S. Securities and Exchange Commission comments, if any. Any or all of these occurrences could cause actual results to differ from those in the forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: November 22, 2021

ESS TECH, INC.

By:	/s/ Amir Moftakhar
Name:	Amir Moftakhar
Title:	Chief Financial Officer